Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of NewcelX Ltd. for the registration of its common shares and to the incorporation by reference therein of our report dated April 29, 2026, with respect to the consolidated financial statements of NewcelX Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel-Aviv, Israel
August 20, 2026